EXHIBIT 3.15

ACCESS PHARMACEUTICALS, INC.

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES
OF
SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

Access Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the following resolutions (a) were duly adopted by the Board of Directors of the Corporation pursuant to authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), which authorizes the issuance of up to 2,000,000 shares of preferred stock, $0.01 par value per share, by unanimous written consent on April 14, 2014, (b) was consented to by holders of more than 66% of the outstanding shares of the Series A Cumulative Convertible Preferred Stock, par value $0.01 per share, of the Corporation (the “Series A Preferred Stock”), (c) was consented to by holders of more than 50% of the outstanding shares of the Series B Cumulative Convertible Preferred Stock, par value $0.01 per share, of the Corporation (the “Series B Preferred Stock”), and (d) was consented to by holders of more than 50% of the voting power of the common stock, par value $0.01 per share, of the Corporation (the “Common Stock”) voting together with the holders of Series A Preferred Stock and Series B Preferred Stock on an as converted basis.

RESOLVED, that effective upon the filing of this Certificate of Amendment to Certificate of Designations, Rights and Preferences of Series A Cumulative Convertible Preferred Stock (this “Certificate of Amendment”), the Certificate of Designations, Rights and Preferences of Series A Cumulative Convertible Preferred Stock dated and filed with the Delaware Secretary of State on November 9, 2007 (the “Certificate of Designation”), as amended by that Certificate of Amendment to Certificate of Designations, Rights and Preferences of Series A Cumulative Convertible Preferred Stock filed with the Delaware Secretary of State on June 11, 2008 (the “Certificate of Amendment”), be further amended as follows:

1.	The following Section 5(k) is inserted after the existing Section 5(j) of the Certificate of Designation as amended by the Certificate of Amendment:

“(k) Special Mandatory Conversion. With the prior written consent of holders of not less than a majority of the Series A Preferred Stock at such time outstanding, if a Special Conversion Triggering Event (as defined below) has occurred, and provided that the Corporation has delivered a written notice to the holders of the Series A Preferred Stock (the “Special Notice”) that the Corporation intends to convert all of the outstanding Series A Preferred Stock into Common Stock, then, subject to the limitations set forth in Section 5(i) hereof, as of the date that is Three Trading Days following the date that such Notice is given (the “Special Mandatory Conversion Date”), the Series A Preferred Stock shall be converted into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the aggregate Liquidation Preference of the shares of Series A Preferred Stock to be converted plus accrued and unpaid dividends thereon and (notwithstanding the penultimate sentence of Section 1 hereof) any accrued interest of late fees by (ii) the applicable Conversion

 Value (as hereinafter defined) then in effect for such Series A Preferred Stock (the “Special Mandatory Conversion”). Nothing in this Section 5(k) shall be construed so as to limit the right of a holder of Series A Preferred Stock to convert pursuant to Section 5(a) at any time. For avoidance of doubt, the Corporation may issue a Special Notice in accordance with this Section 5(k) regardless of whether the Equity Conditions have been satisfied and regardless of whether a Conversion Triggering Event has taken place.

“Special Conversion Triggering Event” means such time as the Corporation enters into a definitive agreement for the sale of its Common Stock that will result in gross proceeds to the Corporation of at least $10,000,000; provided that any Special Mandatory Conversion shall not occur unless the transaction that results in the Special Conversion Triggering Event actually closes on or before the Special Mandatory Conversion Date.”

2.	Section 5(c)(iv) of the Certificate of Designation as amended by the Certificate of Amendment, is hereby deleted in its entirety and replaced with the following:

“(iv)         Subject to the provisions of Section 5(i), in the event that a Conversion Triggering Event or Special Conversion Triggering Event has occurred and the Corporation has given the Notice as required by Section 5(b) or 5(k), as the case may be, all the shares of Series A Preferred Stock shall be converted on the Mandatory Conversion Date or Special Mandatory Conversion Date as if the holders thereof had delivered a Conversion Notice with respect to such shares on such date. Promptly thereafter, the holders of the Series A Preferred Stock shall deliver their certificates evidencing the Series A Preferred Stock to the Corporation or its duly authorized transfer agent, and upon receipt thereof, the Corporation shall issue or cause its transfer agent to issue certificates evidencing the Common Stock into which the shares Series A Preferred Stock have been converted.”

3.	Section 5(e) of the Certificate of Designation as amended by the Certificate of Amendment, is hereby deleted in its entirety and replaced with the following:

(e)         Beneficial Ownership Cap. To the extent that any shares of Series A Preferred Stock are not automatically converted upon the occurrence of a Mandatory Conversion or Special Mandatory Conversion on account of the application of Section 5(i), such shares of Series A Preferred Stock shall be deemed converted automatically under this Section 5 at the first moment thereafter when Section 5(i) would not prevent such conversion. Notwithstanding the preceding sentence, upon the occurrence of the Mandatory Conversion or Special Mandatory Conversion, the right to: (a) accrue dividends on Series A Preferred Stock (other than dividends pursuant to Section 1(d) hereof); (b) the Liquidation Preference of the Series A Preferred Stock, including, without limitation, the right to be treated as holders of Series A Preferred Stock in the event of a merger or consolidation; (c) the veto rights described in Section 4 hereof; (d) the participation rights provided in Section 10 hereof; and (e) the redemption rights in Section 13 hereof shall cease immediately.

4.	Section 6(d) of the Certificate of Designation as amended by the Certificate of Amendment, is hereby deleted in its entirety and replaced with the following:

“(d) Escrow of Stock. If after any property becomes distributable pursuant to Section 5 by reason of the taking of any record of the holders of Common Stock, but prior to the occurrence of the event for which such record is taken, a holder of the Series A Preferred Stock either converts the Series A Preferred Stock or there is a Mandatory Conversion or Special Mandatory Conversion during such period, or in either case such holder is unable to convert shares pursuant to Section 5(i), such holder of Series A Preferred Stock shall continue to be entitled to receive any shares of Common Stock issuable upon conversion under Section 5 by reason of such adjustment (as if such Series A Preferred Stock were not yet converted) and such shares or other property shall be held in escrow for the holder of the Series A Preferred Stock by the Corporation to be issued to holder of the Series A Preferred Stock upon and to the extent that the event actually takes place. Notwithstanding any other provision to the contrary herein, if the event for which such record was taken fails to occur or is rescinded, then such escrowed shares shall be canceled by the Corporation and escrowed property returned to the Corporation.”

RESOLVED, that the Certificate of Designation as amended by the Certificate of Amendment shall remain in full force and effect except as expressly amended hereby.

[Signature page follows.]

THE UNDERSIGNED, being a duly authorized officer of the Corporation, does file this Certificate of Amendment to Certificate of Designations, Rights and Preferences of Series A Cumulative Convertible Preferred Stock, as amended by that Certificate of Amendment to Certificate of Designations, Rights and Preferences of Series A Cumulative Convertible Preferred Stock, hereby declaring and certifying that the facts herein stated are true and accordingly has hereunto set his hand this 22nd day of October, 2014.

ACCESS PHARMACEUTICALS, INC.

By: /s/ Harrison Wehner
Name: Harrison Wehner
Title: Secretary